Exhibit 99.1
CR-10-28
THE GEO GROUP CLOSES $730 MILLION
MERGER WITH CORNELL COMPANIES
Boca Raton, Fla. — August 12, 2010 — The GEO Group (NYSE: GEO) (“GEO”) a private provider of correctional, detention, and residential treatment services to federal, state and local government agencies around the globe announced today the successful closing of its previously announced merger with Cornell Companies, Inc. (NYSE:CRN) (“Cornell”), a private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. GEO Group has acquired Cornell for stock and cash at an estimated enterprise value of $730 million, including the assumption of approximately $290 million in Cornell debt, excluding cash.
In connection with the merger, GEO will issue approximately 15.8 million shares in exchange for 80% of the outstanding shares of Cornell common stock. The remaining 20% of the outstanding shares of Cornell common stock will receive cash consideration totaling approximately $85.0 million. Following the merger, GEO will have approximately 65.0 million diluted shares outstanding.
George C. Zoley, Chairman and Chief Executive Officer of GEO, said “This strategic merger marks an important milestone for GEO and better positions the Company to meet the increasing demand for correctional, detention and residential treatment facilities and services. This transformational event creates a stronger company with revenues of approximately $1.5 billion, enhanced scale, diversification, and complementary service offerings.”
GEO’s Expanded Operations
Following the merger, GEO now manages and/or owns 119 correctional, detention and residential treatment facilities with a total design capacity of approximately 81,000 beds and eight non-residential service centers with a total service capacity of approximately 1,400.
Transaction Financing
As previously announced, GEO has closed on a new $750.0 million Senior Credit Facility comprised of a five-year, $150.0 million Term Loan A initially bearing interest at LIBOR plus 2.50%; a six-year, $200.0 million Term Loan B initially bearing interest at LIBOR plus 3.25% with a LIBOR floor of 1.50%; and a five-year $400.0 million Revolving Credit Facility (the “Revolver”) initially bearing interest at LIBOR plus 2.50%.
GEO’s new Senior Credit Facility was used to repay borrowings outstanding under GEO’s previous Credit Facility and Term Loan B; fund the cash consideration and transaction-related expenses in connection with the Cornell merger; and repay Cornell’s current senior debt of approximately $180 million. Following the closing of the Cornell merger, GEO’s new Term Loan A and Term Loan B are fully funded, and GEO expects to have approximately $220.0 million in borrowings outstanding, approximately $50.0 million in letters of credit, and between $120.0 million and $130.0 million in available borrowing capacity under the Revolver.

Financial Impact
The merger is expected to increase GEO’s total annual revenues by approximately $400 million to approximately $1.5 billion. The merger is also expected to substantially increase GEO’s EBITDA, net income, and adjusted funds from operations (formerly referred to as adjusted free cash flow) on a fully annualized basis. GEO reiterated today its previously guided annual cost synergies of $12.0 million-$15.0 million. As previously disclosed, GEO expects the merger to have a neutral impact on its pro forma 2010 earnings per share excluding one-time transaction-related expenses and transitional costs and to become accretive to pro forma earnings in 2011.
Financial and Legal Advisors
BofA Merrill Lynch and Barclays Capital acted as GEO’s joint financial advisors. Akerman Senterfitt served as GEO’s legal advisor. Moelis & Company acted as Cornell’s exclusive financial advisor. Hogan Lovells US LLP served as Cornell’s legal advisor.
About The GEO Group, Inc.
The GEO Group, Inc. is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 119 correctional, detention and residential treatment facilities with a total design capacity of approximately 81,000 beds, including projects under development as well as eight non-residential service centers with a total service capacity of approximately 1,400.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (2) the risk that the expected increased revenues, EBITDA, net income and funds from operations may not be fully realized or may take longer to realize than expected; (3) the risk that the cost synergies from the transaction may not be fully realized or may take longer to realize than expected; (4) any difficulties encountered in maintaining relationships with customers, employees or suppliers as a result of the transaction; (5) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (6) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (7) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (8) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (9) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (10) GEO’s ability to obtain future financing on acceptable terms; (11) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (12) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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